Exhibit 99.1

5 June 2014

KENNEDY WILSON EUROPE REAL ESTATE PLC

Inclusion in FTSE 250 Index

Kennedy Wilson Europe Real Estate plc (the “Company”), a London Stock Exchange listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe (LSE: KWE), is pleased to announce that the FTSE Group yesterday approved the inclusion of the Company in the FTSE 250 Index. All constituent changes were implemented at the close of business on Wednesday, 4 June 2014 and will be effective on the start of trading on Thursday, 5 June 2014.

On 28 February 2014, the Company was admitted to the premium listing segment of the Official List of the UK Financial Conduct Authority and to trading on the main market for listed securities of the London Stock Exchange.

Charlotte Valeur, Chairperson of Kennedy Wilson Europe Real Estate plc, commented: “Our inclusion in the prestigious FTSE 250 index marks a further significant milestone for the Company this year, having already successfully concluded our oversubscribed IPO on the London Stock Exchange in February. Since then, we have made solid progress in deploying our capital prudently, but effectively, into assets which we believe will benefit from our asset management expertise. The FTSE 250 inclusion will provide the Company with access to a wider pool of investors and is expected to increase liquidity in the Company’s shares, whilst adding further momentum to our strategy of driving shareholders’ returns.”

For further information, please contact:

FTI Consulting – financial public relations

Richard Sunderland/Dido Laurimore:	+44 (0)203 727 1000

kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company’s primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.